Exhibit 10.1

DEED OF ASSUMPTION OF

AON PLC

This Deed relating to the equity incentive plans of Aon plc (incorporated in England with registered number 07876075) (“Aon UK”), as listed in Annex A and Annex B, and of Aon Corporation, a direct or indirect wholly-owned subsidiary of Aon UK (“Aon Delaware”), as listed in Annex C, is made on April 1, 2020 by Aon plc (incorporated in Ireland with registered number 604607) whose registered office is at Metropolitan Building, James Joyce Street, Dublin 1, Ireland D01 K0Y8 (“Aon Ireland”).

WHEREAS, the board of directors and the shareholders of Aon UK have approved the Scheme of Arrangement (the “Scheme”), between Aon UK and the Holders of its Scheme Shares, following which the Scheme was sanctioned by the High Court of Justice in England and Wales;

WHEREAS, the Scheme has become effective,

WHEREAS, pursuant to the Scheme, Aon UK became a wholly-owned subsidiary of Aon Ireland;

WHEREAS, pursuant to the Scheme, each issued and outstanding Class A ordinary share of Aon UK was cancelled and Aon UK shareholders received one Class A ordinary share of Aon Ireland (“Aon Ireland Ordinary Share”) for each Class A ordinary share of Aon UK so cancelled (the “Aon UK Share Cancellation”);

WHEREAS, in connection with the Aon UK Share Cancellation, each outstanding Award (as such term is defined in the respective Assumed Plan (as defined below)) and any other right to purchase or receive, or receive benefits or amounts based on, shares of Aon UK ordinary shares (collectively, the “Assumed Awards”) will be converted to a right to purchase or receive, or receive benefits or amounts based on, as applicable, one Aon Ireland Ordinary Share for each Class A ordinary share of Aon UK underlying or relating to such Assumed Award with effect from the Effective Time (as defined below);

WHEREAS, Aon Delaware was previously reorganized (the “Prior Reorganization”) effective April 2, 2012 pursuant to an Agreement and Plan of Merger and Reorganization approved by Aon Delaware’s stockholders on March 16, 2012, as a result of which Aon Delaware became a direct or indirect subsidiary of Aon UK, and, in connection with such Prior Reorganization, certain equity incentive plans sponsored by Aon Delaware that were not assumed by Aon UK and remained sponsored by Aon Delaware (the “Aon Delaware Plans”) were amended to, among other things, provide for the appropriate substitution of Aon UK in place of Aon Delaware, and where applicable, to provide for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relate to or refer to, in place of shares of Aon Delaware common stock, Aon UK ordinary shares or rights to Aon UK ordinary shares, as applicable (or rights to receive benefits or amounts by reference to Aon UK ordinary shares), on a one-for-one basis;

WHEREAS, in connection with the Scheme, Aon Ireland proposes to adopt and assume certain of the equity incentive plans previously sponsored by Aon UK and the outstanding awards thereunder, as listed in Annex A (the “Assumed Plans”), and agrees that Aon Ireland Ordinary Shares shall be used or referenced in connection with rights granted under a certain other equity incentive plan that will remain sponsored by Aon UK (the “Remaining Plan”), as listed in Annex B, and the Aon Delaware Plans, as listed in Annex C (the “Assumption”);

WHEREAS, in connection with the Scheme, the Assumed Plans shall be amended as necessary or appropriate (i) to facilitate the assumption and adoption by Aon Ireland of the Assumed Plans and the various rights, duties or obligations thereunder, (ii) to reflect the issuance of Aon Ireland Ordinary Shares or rights over Aon Ireland Ordinary Shares (rather than ordinary shares of Aon UK or rights over such shares) and the conversion of ordinary shares of Aon UK to Aon Ireland Ordinary Shares, (iii) to provide for the appropriate substitution of Aon Ireland in place of Aon UK where applicable, (iv) to provide that the Scheme will not constitute a change in control under the terms of the Assumed Plans, and (v) to comply with applicable Irish or English corporate or tax law requirements;

WHEREAS, in connection with the Scheme, participants in the Remaining Plan were invited to exchange their awards over Class A ordinary shares of Aon UK under the Remaining Plan for an award over Aon Ireland Ordinary Shares so that after the Effective Time, Aon Ireland shall issue or cause to be issued Aon Ireland Ordinary Shares or reflect the rights over Aon Ireland Ordinary Shares;

WHEREAS, in connection with the Scheme, Aon UK amended its Articles of Association so that any Class A ordinary share of Aon UK to be issued after the Effective Time (which includes under the Remaining Plan where an award under the Remaining Plan has not been exchanged pursuant to the terms of the Remaining Plan for an award over Aon Ireland Ordinary Shares) shall be immediately transferred to, and acquired by, Aon Ireland in consideration of the issuance by Aon Ireland of one Aon Ireland Ordinary Share for each Class A ordinary share of Aon UK acquired;

WHEREAS, in connection with the Scheme, Aon Delaware amended the Aon Delaware Plans as necessary or appropriate (i) to reflect the issuance of Aon Ireland Ordinary Shares or rights over Aon Ireland Ordinary Shares (rather than ordinary shares of Aon UK or rights over such shares) and the conversion of ordinary shares of Aon UK to Aon Ireland Ordinary Shares, (iii) to provide for the appropriate substitution of Aon Ireland in place of Aon UK where applicable, (iv) to provide that the Scheme will not constitute a change in control under the terms of the Aon Delaware Plans, and (v) to comply with applicable Irish, English or U.S. corporate or tax law requirements;

WHEREAS, the Assumed Plans, the Remaining Plan and the Aon Delaware Plans (as so amended) are annexed to this Deed of Assumption; and

WHEREAS, effective as of the time the Scheme became effective (the “Effective Time”), Aon Ireland desires to assume (1) sponsorship of the Assumed Plans, (2) the rights and obligations of Aon UK under the Assumed Plans, (3) the rights and obligations of Aon UK related to the issuance of its securities under the Remaining Plan, and (4) the rights and obligations of Aon UK related to the issuance of its securities under the Aon Delaware Plans.

NOW THIS DEED WITNESSES AS FOLLOWS:

A.       Aon Ireland hereby declares, undertakes and agrees for the benefit of each participant in the Assumed Plans that, with effect from the Effective Time, it shall:

1.       accept assignment of and assume the Assumed Plans from Aon UK;

2.       undertake and discharge all of the rights and obligations relating to sponsorship of the Assumed Plans which have been undertaken and were to be discharged by Aon UK prior to the Effective Time;

3.       exercise all of the powers of the plan sponsor relating to the Assumed Plans which were exercised by Aon UK prior to the Effective Time; and

4.       be bound by the terms of the Assumed Plans so that Aon Ireland will be bound by the requirements, without limitation, that:

4.1

any Assumed Award shall be subject to the same terms and conditions of the respective Assumed Plan (each as amended by Aon UK) or any agreement evidencing or relating to an Award or other right (each, a “Plan Document”, and collectively, the “Plan Documents”) as in effect immediately prior to the effective date of this Deed, including the vesting schedule set forth in the applicable Assumed Award, save for such changes as are necessary to effectuate and reflect the assumption by Aon Ireland of the respective Assumed Plan and Assumed Award and the rights and obligations of Aon UK thereunder;

4.2

to the extent any Plan Document provides for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relates to or references, ordinary shares of Aon UK or rights to ordinary shares of Aon UK (or rights to receive benefits or amounts by reference to those shares), then, pursuant to the terms hereof and thereof, such Plan Document is hereby amended to provide for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relates to or references, Aon Ireland Ordinary Shares or rights to Aon Ireland Ordinary Shares, as applicable (or rights to receive benefits or amounts by reference to Aon Ireland Ordinary Shares), on a one-for-one basis;

4.3	all references in the Assumed Plans to Aon UK or its predecessors are hereby amended to be references to Aon Ireland, except where the context dictates otherwise;

4.4

all references to the board of directors (or relevant committee of the board of directors) in the Assumed Plans shall henceforth be taken to be references to the board of directors of Aon Ireland (or relevant committee of the board of directors of Aon Ireland), except where the context dictates otherwise;

4.5	all outstanding Assumed Awards or any other benefits available which have been granted under the Assumed Plans shall remain outstanding pursuant to the terms outlined in this Deed;

4.6

each Assumed Award shall, pursuant to the terms hereof and thereof, be exercisable, issuable, held, available or vest upon the same terms and conditions as under the applicable Plan Document, except that upon the exercise, issuance, holding, availability or vesting of such Assumed Awards, as applicable, Aon Ireland Ordinary Shares are hereby issuable or available in lieu of ordinary shares of Aon UK on a one-for-one basis; and

4.7	if any benefits or amounts due are determined by reference to ordinary shares of Aon UK, they will henceforth be determined by reference to Aon Ireland Ordinary Shares.

B.     Aon Ireland hereby assumes and adopts, for the time being, the form of agreement adopted by Aon UK for the issuance of Assumed Awards on and after the Effective Time, with such amendments and modifications thereto as may be necessary or appropriate to effectuate and reflect the requirements of Irish law and to effectuate and reflect the assumption by Aon Ireland of the Assumed Plans and the form of agreement and the rights and obligations of Aon UK thereunder.

C.     Each Assumed Plan is hereby amended to provide, for the avoidance of any doubt, that the Reorganization and any related transactions in connection with the Scheme shall not constitute a change in control under such Assumed Plan.

D.     Each Assumed Award that is a stock option shall have the same exercise price for each Aon Ireland Ordinary Share under the option, as the stock option had previously for each Class A ordinary share of Aon UK under the stock option.

E.     Aon Ireland hereby grants, conditional upon the Scheme becoming effective, each Assumed Award on the terms set out in this Deed. Each Assumed Award shall be treated as coming into effect immediately on the Effective Time.

F.     This Deed shall be governed by and construed in accordance with the laws of Ireland.

G.     Aon Ireland hereby declares, undertakes and agrees for the benefit of each participant in the Aon Delaware Plans that, with effect from the Effective Time, it shall, to the extent the Aon Delaware Plans provide for the issuance, acquisition, delivery, holding or purchase of ordinary shares of Aon UK, or otherwise relate to or reference ordinary shares of Aon UK, or rights to ordinary shares of Aon UK (or rights to receive benefits or amounts by reference to those shares), issue or cause to be issued, acquired, delivered, held, or purchased Aon Ireland Ordinary Shares, and each such Plan is hereby amended to provide for the issuance, acquisition, delivery, holding or purchase of, or otherwise relate to or reference, Aon Ireland Ordinary Shares (or rights to receive benefits or other amounts by reference to Aon Ireland Ordinary Shares determined in accordance with the relevant Plan), on a one-for-one basis.

H.     Aon Ireland hereby declares, undertakes and agrees for the benefit of each participant in the Remaining Plan that, with effect from the Effective Time: (a) to the extent that an award under the Remaining Plan has been exchanged pursuant to the terms of the Remaining Plan for an award over Aon Ireland Ordinary Shares, if the Remaining Plan provides for the issuance, acquisition, delivery, holding or purchase of ordinary shares of Aon UK, or otherwise relates to or references ordinary shares of Aon UK, or rights to ordinary shares of Aon UK (or rights to receive benefits or amounts by reference to those shares), Aon Ireland shall issue or cause to be issued, acquired, delivered, held, or purchased Aon Ireland Ordinary Shares on a one-for-one basis; and (b) to the extent that an award under the Remaining Plan has not been exchanged pursuant to the terms of the Remaining Plan for an award over Aon Ireland Ordinary Shares, Aon Ireland shall comply with its obligations pursuant to the amended Articles of Association of Aon UK so that any shares to be issued in respect of options which have not been exchanged under the Remaining Plan after the Effective Time are acquired by Aon Ireland for consideration of the issuance by Aon Ireland of one Aon Ireland Ordinary Share for each Class A ordinary Share of Aon UK acquired.

I.     Notwithstanding any provision of any Assumed Plan, Assumed Award, the Remaining Plan, the Articles of Association of Aon UK and any Aon Delaware Plan or any other provision of this Deed (including in particular, the foregoing paragraphs A to H), the obligations assumed by Aon Ireland in this Deed are assumed on condition that no Aon Ireland Ordinary Share shall be allotted or issued pursuant to an Assumed Plan, an Assumed Award, the Remaining Plan, the Articles of Association of Aon UK nor any Aon Delaware Plan unless such share is fully paid-up in cash on issuance to at least its nominal value and in a manner which does not contravene section 82 (Financial assistance for acquisition of shares) or any other provision of the Companies Act 2014 of Ireland, as amended.

[Signature Page Follows.]

IN WITNESS WHEREOF this Deed has been executed and delivered by Aon Ireland on the date first above written.

GIVEN UNDER THE COMMON SEAL OF

Aon plc	/s/ Molly Johnson

in the presence of:	Duly Authorized

Witness: Signature: /s/ Elizabeth Moore Address: Occupation Attorney

ANNEX A

Assumed Plans

1.	Aon Stock Incentive Plan, as amended and restated effective as of January 1, 2006, and as amended from time to time thereafter;

2.	Aon plc 2011 Incentive Plan (As Amended and Restated Effective March 29, 2019 and As Assumed by Aon plc as of April 2, 2012) and all sub-plans thereunder;

3.	Aon plc Global Share Purchase Plan, save for the Aon UK Sharesave Scheme dated 23 September 2009, as amended on 21 September 2012 and on 17 November 2017, which is a sub-plan thereunder; and

4.	Amended and Restated Employment Agreement between Aon Corporation, Aon plc and Gregory C. Case, dated January 16, 2015, as amended.

ANNEX B

Remaining Plan

1.	Aon UK Sharesave Scheme, dated 23 September 2009, as amended on 21 September 2012 and on 17 November 2017.

ANNEX C

Aon Delaware Plans

1.	Aon Supplemental Savings Plan;

2.	Aon Corporation Supplemental Employee Stock Ownership Plan;

3.	Aon Deferred Compensation Plan; and

4.	Aon Stock Award Plan.